Exhibit 10.1
Execution Version
FIRST AMENDMENT TO
AMENDED AND RESTATED LOAN FACILITY AGREEMENT AND GUARANTY
THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN FACILITY AGREEMENT AND GUARANTY (this “Amendment”), is made and entered into as of May 22, 2009, by and among AARON’S, INC., a Georgia corporation formerly known as Aaron Rents, Inc. (“Sponsor”), each of the lending institutions listed on the signature pages hereto (such lenders, the “Participants”) and SUNTRUST BANK, a banking corporation organized and existing under the laws of Georgia having its principal office in Atlanta, Georgia, as Servicer (in such capacity, the “Servicer”).
W I T N E S S E T H:
WHEREAS, the Sponsor, the Participants and the Servicer are parties to a certain Amended and Restated Loan Facility Agreement and Guaranty, dated as of May 23, 2008, (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Facility Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Facility Agreement), pursuant to which the Participants have made certain financial accommodations available to the Sponsor;
WHEREAS, the Sponsor has requested that the Participants and the Servicer amend certain provisions of the Loan Facility Agreement, and subject to the terms and conditions hereof, the Participants are willing to do so;
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Sponsor, the Participants and the Servicer agree as follows:
1. Amendments.
(A) Section 1.1 of the Loan Facility Agreement is hereby amended by replacing the definitions of “Amortization Period”, “Asset Disposition”, “Borrower”, “Borrower Rate”, “Closing Date”, “Collateral”, “Commitments”, “Facility”, “Franchise Agreement”, “Franchisee”, “Funded Participant’s Interest”, “Loan”, “Loan Agreement”, “Loan Commitment”, “Loan Term”, “Master Note”, “Maximum Commitment Amount”, “Minimum Purchase Price”, “Rental Revenue” and “Response Period”, with the following definition:
“Amortization Period” shall mean 18 or 24 months, as determined from time to time by Aaron’s; provided, however, in the event any Line of Credit Commitment to a Borrower is terminated upon 90 days’ notice from the Servicer, all amounts outstanding under such Line of Credit Commitment shall be due and payable in full no later than the 18 month anniversary of the stated termination date of the Line of Credit Commitment.
“Asset Disposition” shall mean (i) all sales of Merchandise; (ii) all Merchandise which is determined to have been stolen; (iii) all Merchandise that is destroyed, lost or otherwise removed from the premises of a Borrower other than pursuant to a Lease Contract or by outright sale or for repair work; and (iv) all “skipped” Merchandise which is Merchandise subject to a Lease Contract.

“Borrower” shall mean any Franchisee that is primarily liable for repayment of a Franchisee Loan as a result of having executed Loan Documents as maker, or its permitted assignee.
“Borrower Rate” shall mean, with respect to each Loan, the Prime Rate per annum plus any additional margin per annum specified for such Loan by Sponsor in the applicable Funding Approval Notice, such margin not to exceed ten percent (10.0%) per annum calculated based upon the actual number of days elapsed in a 360 day year; provided that, at no time may there be more than two different Borrower Rates for Lines of Credit, and no more than two different Borrower Rates for Revolving Lines of Credit and Term Loans.
“Closing Date” shall mean, for any Loan, the date upon which all Loan Documents have been executed and delivered and the conditions precedent to funding such Loan have been satisfied.
“Collateral” shall mean, with respect to any Loan, all property of the Borrower and all guarantors obligated with respect to such Loan that secures such Loan, which property shall be designated by the Sponsor and may include all accounts receivable, inventory, Lease Contracts and other business assets of such Borrower and guarantors.
“Commitments” shall have the meaning set forth in Section 2.1(a).
“Facility” shall mean the loan facility established pursuant to the Commitments.
“Franchise Agreement” shall mean the written agreement between Sponsor and a Franchisee whereby the Franchisee is authorized to establish an Aaron’s franchise.
“Franchisee” shall mean those certain store operators across the United States that own and operate stores under the Aaron’s franchise.
“Funded Participant’s Interest” shall mean, with respect to any Participant, the aggregate outstanding amount of Advances made by a Participant hereunder with respect to the Loans, and shall include, with respect to SunTrust, the aggregate outstanding amount of Swing Line Advances made with respect to the Loans.
“Loan” shall mean either a Franchisee Loan or an Existing Loan, as the case may be.
“Loan Agreement” shall mean a Loan and Security Agreement setting forth the terms and conditions, as between a Borrower and the Servicer, under which the Servicer has established a Loan Commitment to make Advances to such Borrower pursuant to the Loan Commitment, substantially in the form of Exhibit B, with such changes as the Sponsor and the Servicer shall agree to, subject to Section 3.1(b); provided, however, that any loan agreement or line of credit agreement executed by any Borrower and the Servicer prior to the Effective Date shall be substantially in the form required under the Loan Facility Agreement.
“Loan Commitment” shall mean the commitment to make Advances established by the Servicer in favor of any Borrower in the amount not exceeding, and upon the terms described in, the applicable Funding Approval Notice and the applicable Loan Documents, which Loan Commitment may be a Line of Credit Commitment, Revolving Commitment or a Term Loan Commitment.

“Loan Term” shall mean, with respect to any Loan, the prescribed term of the Loan Commitment relating to such Loan, as documented in the applicable Loan Documents, and any term-out period thereafter; provided, however, that the Loan Term shall not exceed (x) in the case of a Line of Credit Commitment, one (1) year subject to extension in accordance with the terms of the applicable Borrower Loan Agreement, plus, in the event that the Line of Credit Commitment is terminated upon ninety (90) days’ prior notice from the Servicer, the Amortization Period and (y) in the case of a Revolving Commitment and Term Loan Commitment, four (4) years.
“Master Note” shall mean a Line of Credit Note, Revolving Note, or Term Note, as the case may be.
“Maximum Commitment Amount” shall mean $175,000,000, as such amount may be reduced pursuant to Section 2.7, Section 2.8 or Section 15.2.
“Minimum Purchase Price” shall mean, with respect to any Revolving Loan or Term Loan, the lesser of (x) the outstanding Loan Indebtedness thereof and (y) the sum of (i) the Franchisee Borrowing Base in effect on the date of the occurrence of the relevant Loan Default, or if greater, during the last full calendar month preceding the date of the occurrence of the relevant Loan Default, plus (ii) all advances made between the date that such Franchisee Borrowing Base is reported to the Servicer by the Sponsor and the date which is two Business Days thereafter.
“Rental Revenue” shall mean, with respect to any Borrower for any period, the gross revenues of such Borrower from leases to the public of such Borrower’s furniture inventory and lease equipment, including without limitation, all customer deposits, advance lease payments, waiver fees, late fees, delivery fees, nonsufficient funds fees, reinstatement fees, but excluding all retail sales proceeds and sales taxes.
“Response Period” shall mean with respect to any Loan, a period of seventy (70) days commencing on the day next succeeding the day on which the Sponsor receives a notice from the Servicer that a Loan Payment Default has occurred and is continuing, provided, however, that no Response Period for any Loan shall extend beyond the Final Termination Date.
(B) Section 1.1 of the Loan Facility Agreement is hereby amended by deleting the definitions of “Electronic Equipment”, “Electronic Equipment Advances”, “Electronic Equipment Asset Dispositions”, “Electronic Rental Revenue”, “Established Franchisee”, “Established Franchisee Borrower”, “Established Franchisee Borrowing Base”, “Established Franchisee Commitment”, “Established Franchisee Line of Credit Commitment”, “Established Franchisee Line of Credit Loans”, “Established Franchisee Loan”, “Established Loan Agreement”, “Established Franchisee Loan Commitment”, “Established Franchisee Master Line of Credit Note”, “Established Franchisee Master Note”, “Established Franchisee Master Term Note”, “Established Franchisee Term Loan Commitment”, “Established Franchisee Term Loans”, “Rental/Purchase Contract”, “Rosey Rentals Loan Facility Agreement”, “Startup Franchisee Borrower”, “Startup Franchisee Commitment”, “Startup Franchisee Loan”, “Startup Franchisee Loan Agreement”, “Startup Franchisee Loan Commitment” and “Startup Franchisee Master Note”.

(C) Section 1.1 of the Loan Facility Agreement is hereby amended by the addition of the following definitions of “Aaron”, “First Amendment Effective Date”, “Franchisee Borrowing Base”, “Franchisee Loan”, “Lease Contract”, “Line of Credit Commitment” “Line of Credit Loans”, “Line of Credit Note”, “Revolving Commitment” “Revolving Loans”, “Revolving Note”, “Term Loan Commitment”, “Term Loans” and “Term Note” in the appropriate alphabetical order:
“Aaron” shall mean the Sponsor.
“First Amendment Effective Date” shall mean May 22, 2009.
“Franchisee Borrowing Base” shall mean, on any date of determination, an amount equal to a multiple of Rental Revenue for the most recently ended three calendar months, as determined for each Borrower by Aaron and specified in the Funding Approval Notice for such Borrower.
“Franchisee Loan” shall mean either a Term Loan, a Revolving Loan or a Line of Credit Loan, as the case may be.
“Lease Contract” shall mean a contract between a Borrower and a customer to lease Merchandise in the form approved by the Sponsor (and which may include purchase options).
“Line of Credit Commitment” shall mean a commitment to make Line of Credit Loans to a Borrower pursuant to a Loan Agreement.
“Line of Credit Loans” shall mean Advances made to a Borrower pursuant to a Line of Credit Commitment.
“Line of Credit Note” shall mean that certain Line of Credit Note, executed by a Borrower in favor of the Servicer, evidencing such Borrower’s obligation to repay all Line of Credit Loans made to it pursuant to a Line of Credit Commitment, substantially in the form of Exhibit A-1 to the Loan Agreement, with such changes as the Sponsor and the Servicer shall agree to from time to time.
“Revolving Commitment” shall mean a commitment to make Revolving Loans to a Borrower pursuant to a Loan Agreement.
“Revolving Loans” shall mean Advances made to a Borrower pursuant to a Revolving Commitment.
“Revolving Note” shall mean that certain Revolving Note, executed by a Borrower in favor of the Servicer, evidencing such Borrower’s obligation to repay all Revolving Loans made to it pursuant to a Franchisee Revolving Commitment, substantially in the form of Exhibit A-2 to the Loan Agreement, with such changes as the Sponsor and the Servicer shall agree to from time to time.
“Term Loan Commitment” shall mean a commitment to make Term Loans to a Borrower pursuant to a Loan Agreement.
“Term Loans” shall mean Advances made to a Borrower pursuant to a Term Loan Commitment.

“Term Note” shall mean that certain Term Note, executed by a Borrower in favor of the Servicer, evidencing such Borrower’s obligation to repay all Term Loans made to it pursuant to a Term Loan Commitment, substantially in the form of Exhibit A-3 to the Loan Agreement, with such changes as the Sponsor and the Servicer shall agree to from time to time.
(D) Section 1.3 of the Loan Facility Agreement is hereby amended by replacing such Section in its entirety with the following:
Section 1.3 Other Definitional Terms.
(a) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule, Exhibit and like references are to this Agreement unless otherwise specified.
(b) Any “Startup Franchisee Loan”, “Startup Franchisee Loan Commitment” or “Startup Franchisee Master Note” existing on the First Amendment Effective Date shall be deemed to be a Line of Credit Loan, Line of Credit Commitment or Line of Credit Note, as applicable.
(c) Any “Established Franchisee Line of Credit Loan”, “Established Franchisee Line of Credit Commitment” or “Established Franchisee Master Line of Credit Note” existing on the First Amendment Effective Date shall be deemed to be a Revolving Loan, Revolving Commitment or Revolving Note, as applicable.
(d) Any “Established Franchisee Term Loan”, “Established Franchisee Term Loan Commitment” or “Established Franchisee Master Term Note” existing on the First Amendment Effective Date shall be deemed to be a Term Loan, Term Loan Commitment or Term Note, as applicable.
(E) Section 2.1 of the Loan Facility Agreement is hereby amended by replacing subsections (a), (b), (c) and (d) of such Section in their entirety with the following:
(a) Commitments. Subject to and upon the terms and conditions set forth in this Agreement and the other Operative Documents, and in reliance upon the guaranty and other obligations of the Sponsor set forth herein, the Servicer hereby establishes a commitment to the Sponsor to establish Line of Credit Commitments, Revolving Commitments, and Term Loan Commitments and to make Advances thereunder to such Borrowers as may be designated by the Sponsor in its Funding Approval Notices during a period commencing on the date hereof and ending on May 22, 2010 (as such period may be extended for one or more subsequent 364-day periods pursuant to Section 2.8, the “Commitment Termination Date”) in an aggregate committed amount at any one time outstanding not to exceed ONE HUNDRED AND SEVENTY FIVE MILLION AND NO/100 DOLLARS ($175,000,000) (the “Commitment”); provided that, notwithstanding any provision of this Agreement to the contrary, at no time shall the sum of aggregate committed amounts of all Loan Commitments outstanding pursuant to the Commitment, or, following the termination of any such Loan Commitment, Advances outstanding thereunder, exceed the Maximum Commitment Amount.

(b) Authorization of Line of Credit Commitment; Loan Terms. Within the limits of the Commitment and in accordance with the procedures set forth in this Agreement and the Servicing Agreement, the Sponsor may authorize the Servicer to establish a Line of Credit Commitment in favor of a Franchisee who meets the credit criteria established by the Sponsor. The amount of each Line of Credit Commitment shall be determined by the Sponsor but shall not be less than $100,000 for any Franchisee. Pursuant to the Line of Credit Commitment, the Servicer shall agree to make Advances to the Borrower thereunder. Each Line of Credit Loan shall bear interest at the Borrower Rate designated by Sponsor in the applicable Funding Approval Notice, and interest shall be payable on each Payment Date and on the Maturity Date of such Line of Credit Loan when all principal and interest shall be due and payable in full. Each Line of Credit Loan may be prepaid in full or in part on any Business Day, without premium or penalty. The Loan Term of each Line of Credit Commitment shall be, initially, one year, but shall automatically renew unless terminated by ninety (90) days’ prior written notice by Servicer to the Borrower prior to the first anniversary date and may thereafter be terminated at any time by Servicer upon ninety (90) days’ prior written notice by Servicer to the Borrower; provided that the amounts outstanding thereunder shall be allowed to term out over the Amortization Period as provided below. The proceeds of each Advance made pursuant to the Line of Credit Commitments shall be used solely to purchase inventory, and to the extent permitted by Sponsor, to pay state sales and use taxes and freight charges. At the end of each month, the aggregate Advances made to each Line of Credit Borrower during such month (net of any prepayments during such month) shall be amortized (in accordance with a straight-line amortization schedule) over the Amortization Period. In the event that the Line of Credit Commitment of any Borrower is terminated by the Servicer as provided above, such Borrower shall, notwithstanding the other provisions of this Section 2.1(b), amortize all outstanding Advances over the Amortization Period (in accordance with a straight-line amortization schedule), with all Advances due and payable in full no later than 18 months after termination. In the event that the Borrower terminates the Line of Credit Commitment, all amounts advanced to such Borrower shall be due and payable in full on the termination date, together with all accrued and unpaid interest thereon. Each Borrower shall agree to pay a commitment fee on its unused Line of Credit Commitment in an amount to be determined by the Sponsor but in any event not to exceed 1.00% per annum, such commitment fee to be paid quarterly, in arrears.
(c) Authorization of Revolving Commitment and Term Loan Commitment; Loan Terms.
(i) Within the limits of the Commitments and in accordance with the procedures set forth in this Agreement and the Servicing Agreement, the Sponsor may authorize the Servicer to establish a Revolving Commitment and/or a Term Loan Commitment in favor of a Franchisee who meets the credit criteria established by the Sponsor.

(ii) The amount of each Revolving Commitment shall be determined by the Sponsor, but shall not be less than $100,000. Pursuant to the Revolving Commitment, the Servicer shall agree to make Advances to the Borrower thereunder. Each Revolving Loan shall bear interest at the Borrower Rate designated by Sponsor in the applicable Funding Approval Notice, and interest shall be payable on each Payment Date and on the Maturity Date of such Revolving Loan when all principal and interest shall be due and payable in full. Each Revolving Loan may be prepaid in full or in part on any Business Day, without premium or penalty. The Loan Term of each Revolving Loan shall not exceed four years. The proceeds of each Advance made pursuant to the Revolving Commitment shall be used for general corporate purposes. Each Borrower with a Revolving Commitment shall agree to pay a commitment fee on the unused Revolving Commitment in an amount to be determined by the Sponsor but in any event not to exceed 1.00% per annum, such commitment fee to be paid quarterly, in arrears. At no time, except as otherwise provided in the form of Loan Agreement, shall the aggregate outstanding principal amount of any and all Revolving Loans and Term Loans made to any Borrower exceed the Franchisee Borrowing Base of such Borrower as in effect at such time.
(iii) The amount of each Term Loan Commitment shall be determined by the Sponsor, but shall not be less than $100,000. Pursuant to the Term Loan Commitment, the Servicer shall agree to make Term Loans to the Borrower thereunder. Each Term Loan shall bear interest at the Borrower Rate designated by Sponsor in the applicable Funding Approval Notice, and interest shall be payable on each Payment Date and on the Maturity Date of such Term Loan. Principal on each Term Loan shall be payable on each Payment Date and shall be amortized over a period of no more than 7 years with the balance of all outstanding principal due and payable in full on the Maturity Date with respect to such Term Loan. Each Term Loan may be prepaid in full or in part on any Business Day, without premium or penalty. The Loan Term of each Term Loan shall not exceed four years. The proceeds of each Term Loan shall be used for general corporate purposes.
(d) Reserved.
(F) Section 2.3(a) of the Loan Facility Agreement is hereby amended by replacing subsection (a) of such Section with the following:
(a) Funding of Advances. The Servicer shall fund Advances requested by the Borrowers in accordance with the terms of the applicable Loan Documents and the Servicing Agreement. On the date of any such funding, the Servicer shall elect whether or not to require the Participants to fund their respective Pro Rata Share of the Advances to be made on such date. In the event that the Servicer elects not to require the Participants to fund their Pro Rata Share of the Advances to be made on such date, the Servicer shall make such Advances (each, a “Swing Line Advance”) to the Borrowers for the account of the Servicer; provided that the aggregate amount of Swing Line Advances outstanding on any date shall not exceed $20,000,000 and further provided the sum of (x) the aggregate outstanding Swing Line Advances plus (y) the aggregate outstanding Funded Participant’s Interests (exclusive of the Swing Line Advances) shall not exceed the Maximum Commitment Amount. If (i) any Credit Event, Change of Control or Wind-Down Event shall have occurred, (ii) after giving effect to any requested Advance, the aggregate Swing Line Advances outstanding hereunder would exceed $20,000,000, or (iii) the Servicer otherwise determines in its sole discretion to request a Participant Funding hereunder, then the Servicer shall notify the Participants pursuant to subsection (b) requesting a Participant Funding.

(G) Section 2.9 of the Loan Facility Agreement is hereby amended by replacing subsections (a) and (b) of such Section with the following:
(a) In the event a Wind Down Event occurs, then (x) the Sponsor shall not have the right to request that any further Loan Commitments be established, and (y) the Servicer shall, within a reasonable period of time and in any event no later than thirty (30) days after the Commitment Termination Date, give notice to each of the Line of Credit Borrowers terminating the Line of Credit Commitments as of the date which is ninety (90) days after delivery of such notice, subject, in each case, to the right of the Borrowers to term out the amounts outstanding under their Line of Credit Commitments as set forth in Section 2.1(b); provided, however, that the occurrence of such Wind-Down Event shall not affect the obligation of (i) the Servicer to make Advances pursuant to existing Line of Credit Commitments, except to the extent that the Line of Credit Commitments are terminated pursuant to clause (y) above, (ii) the Participants to fund their Participant’s Interest as provided herein, except to the extent that the Line of Credit Commitments are terminated pursuant to clause (y) above or (iii) the Credit Parties under the Operative Documents.
(b) In the event that a Wind Down Event occurs, then the Sponsor shall not have the right to request that any further Revolving Commitment or Term Loan Commitment be established; provided, however, that the occurrence of such Wind-Down Event shall not affect the obligation of (x) the Servicer to make Advances pursuant to existing Revolving Commitment, (y) the Participants to fund their Participant’s Interest as provided herein, or (z) the Credit Parties under the Operative Documents.
(H) Section 3.1 of the Loan Facility Agreement is hereby amended by replacing subsection (e) of such Section with the following:
(e) Each of the Participants acknowledges and agrees that all payments made to the Participants pursuant to this Agreement by the Servicer shall be made solely from amounts received from the Sponsor, the Borrowers and other obligors or Collateral under the applicable Loan Documents and the Servicer shall have no personal liability for any amounts payable to the Participants hereunder. Each of the Participants acknowledges and agrees that the Servicer shall be relying solely upon the Sponsor for purposes of calculating and ensuring compliance by Borrowers with the Franchisee Borrowing Base for each Revolving Loan and Term Loan.
(I) Section 4.2 of the Loan Facility Agreement is hereby amended by replacing subsection (b) of such Section with the following:
(b) Notwithstanding the foregoing clause (a), unless a Credit Event or an Unmatured Credit Event has occurred and is continuing, the Sponsor shall be entitled (but not obligated) to request that the Servicer waive any Loan Payment Default (including a Loan Payment Default resulting from the failure of a Borrower to remain in compliance with the borrowing base requirements of the applicable Loan Agreement) by sending to the Servicer for execution a Default Waiver Letter, which Servicer agrees to execute and mail to the appropriate Borrower if such Default Waiver Letter is in form and substance satisfactory to the Servicer, curing such Loan Payment Default in full; provided, however, that (i) Sponsor shall not waive and cure more than two (2) consecutive Loan Payment Defaults for any Loan nor more than a total of four (4) Loan Payment Defaults in any four year period for any Loan and (ii) such Loan Payment Default must be cured by Sponsor, and the Default Waiver Letter for such Loan Payment Default received by Servicer, during the Response Period for such Loan.

(J) Section 4.3 of the Loan Facility Agreement is hereby amended by replacing such Section in its entirety with the following:
SECTION 4.3. Reserved
(K) Section 4.4 of the Loan Facility Agreement is hereby amended by replacing such Section with the following:
SECTION 4.4. Rights during Response Period. Unless a Credit Event or an Unmatured Credit Event has occurred and is continuing, the Servicer shall refrain during any Response Period from taking any legal action against the Defaulted Borrower under the Defaulted Loan which is the subject of such Response Period, and from accelerating payment of the Loan Indebtedness under such Defaulted Loan but the Servicer shall cease funding any further Advances pursuant to the Loan Commitment to such Defaulted Borrower. If the Sponsor waives and cures any Loan Payment Default prior to the expiration of a Response Period, then as to each Loan Payment Default so waived and cured, the Defaulted Borrower’s and the Servicer’s respective rights and obligations under the Loan Documents shall be restored to the same status as if such waived Loan Payment Default never occurred.
(L) Section 4.5 of the Loan Facility Agreement is hereby amended by replacing such Section in its entirety with the following:
SECTION 4.5 Rights after Response Period and for Loan Defaults other than Loan Payment Defaults. In the event that any Loan Default other than a Loan Payment Default occurs and is continuing after the expiration of the Response Period, or that any Loan Payment Default is not cured during the applicable Response Period, (i) the Servicer shall have the right to (A) demand that Sponsor comply with its obligations with respect to such Defaulted Loan set forth in Article 10 and (B) administer and enforce such Loan as it deems appropriate, without regard to any limitations or restrictions set forth herein (but subject to Article 3 in all events) or in any other Operative Document, and (ii) notwithstanding anything contained in this Article to the contrary, the Sponsor shall, within five (5) Business Days of its receipt of a written demand from the Servicer instructing it to do so, purchase the Loan Indebtedness of the Defaulted Loan and assume the Loan Commitment related thereto.
(M) Section 5.15 of the Loan Facility Agreement is hereby amended by replacing the final paragraph of such Section with the following:
The proceeds of each Master Note will be solely for the purpose of financing the acquisition and expansion of stores franchised by the Sponsor and operated by the relevant Borrower, for the acquisition of inventory and equipment with respect to the ongoing operations thereof, for Sponsor-approved payment of state use tax and freight charges and, in the case of Revolving Loans and Term Loans, for Sponsor-approved working capital purposes, but excluding in all cases any non-business purposes.

(N) Section 9.15 of the Loan Facility Agreement is hereby amended by replacing the final paragraph of such Section with the following:
In addition, the Servicer may, with the consent of the Required Participants and shall, upon the written request of the Required Participants, to the extent authorized to do so pursuant to the Loan Agreements (which authorization is limited to certain specified Credit Events), (x) cease funding further Advances pursuant to the Revolving Commitments and Line of Credit Commitments and (y) declare all Loan Indebtedness outstanding pursuant to the Revolving Commitments, Line of Credit Commitments, and the Term Loan Commitments to be immediately due and payable in accordance with the terms of the applicable Operative Documents and exercise all rights and remedies provided under the Operative Documents.
(O) Exhibits A, B and F of the Loan Facility Agreement is hereby replaced by the Exhibits A, B and F attached hereto and Exhibit E of the Loan Facility Agreement is hereby deleted.
(P) Schedules 1.1(a) and (b) of the Loan Facility Agreement are hereby amended by deleting such Schedules in their entirety and replacing them with Schedules 1.1(a) and (b) attached to this Amendment and by this reference incorporated herein and in the Loan Facility Agreement.
2. Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Participants hereunder, it is understood and agreed that this Amendment shall not become effective, and the Sponsor shall have no rights under this Amendment, until the Servicer shall have received:
(i) executed counterparts to this Amendment from the Sponsor, each of the Guarantors and the Participants;
(ii) a duly executed amendment to the Servicing Agreement;
(iii) a favorable written opinion of Kilpatrick Stockton, LLP, counsel to the Sponsor and each Guarantor, addressed to the Servicer and the Participants, and covering such matters relating to this Amendment and the transactions contemplated therein as the Servicer and the Participants shall reasonably request;
(iv) a certificate of the Secretary or Assistant Secretary of the Sponsor and each Guarantor, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, authorizing the execution, delivery and performance of this Amendment and certifying the name, title and true signature of each officer of the Sponsor or the Guarantor, as the case may be, executing the Amendment, together with certified copies of the articles of incorporation or other charter documents of the Sponsor and each Guarantor, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of the Sponsor and the Guarantors;
(v) certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of the Sponsor and each Guarantor, in connection with the execution, delivery, performance, validity and enforceability of this Amendment or any of the transactions contemplated hereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired; and

(vi) reimbursement or payment of its reasonable costs and expenses incurred in connection with this Amendment (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Servicer) and any fees due and payable in connection herewith.
3. Representations and Warranties. To induce the Participants and the Servicer to enter into this Amendment, each Credit Party hereby represents and warrants to the Participants and the Servicer that:
(a) The execution, delivery and performance by such Credit Party of this Amendment (i) are within such Credit Party’s power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of such Credit Party’s certificate of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Credit Party or any of its Subsidiaries is a party or by which such Credit Party or any such Subsidiary or any of their respective property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of such Credit Party or any of its Subsidiaries; and (vii) do not require the consent or approval of any Governmental Authority or any other person;
(b) This Amendment has been duly executed and delivered for the benefit of or on behalf of each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general;
(c) After giving effect to this Amendment, the representations and warranties contained in the Loan Facility Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof; and
(d) After giving effect to this Amendment, all Participation Certificates previously issued remain in full force and effect.
4. Reaffirmation of Guaranty. Each Guarantor consents to the execution and delivery by the Sponsor of this Amendment and jointly and severally ratify and confirm the terms of the Guaranty Agreement with respect to the indebtedness now or hereafter outstanding under the Loan Facility Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Sponsor to the Participants or any other obligation of the Sponsor, or any actions now or hereafter taken by the Participants with respect to any obligation of the Sponsor, the Guaranty Agreement (and in the case of Sponsor, the guaranty as set forth in Article X of the Loan Facility Agreement) (i) is and shall continue to be a primary, absolute and unconditional obligation of such Guarantor, except as may be specifically set forth in the Guaranty Agreement (or in the case of Sponsor, the guaranty provisions set forth in Article X of the Loan Facility Agreement), and (ii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Guarantors under the Guaranty Agreement (or in the case of Sponsor, the guaranty provisions set forth in Article X of the Loan Facility Agreement).

5. Effect of Amendment. Except as set forth expressly herein, all terms of the Loan Facility Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Sponsor to the Participants and the Servicer. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Participants under the Loan Facility Agreement, nor constitute a waiver of any provision of the Loan Facility Agreement. This Amendment shall constitute a Loan Document for all purposes of the Loan Facility Agreement.
6. Reallocation of Commitments. Upon this Amendment becoming effective, each of the Participants, the Sponsor and the Servicer agrees that (i) each Participant sells, assigns, transfers and conveys to the Servicer, without recourse or warranty, such Participant’s undivided percentage ownership interest in the Participant’s Interest as in effect immediately prior to the effectiveness of this Amendment, (ii) upon the effectiveness of this Amendment, Servicer sells, assigns, transfers and conveys to the Participants, without recourse or warranty, and each Participant hereby purchases from the Servicer, an undivided percentage ownership interest equal to each Participant’s Pro Rata Share of the Participating Commitments after giving effect to this Amendment in the Participant’s Interest, (iii) the Participant Fundings shall be reallocated by the Participants such that each Participant has funded its Pro Rata Share based upon its Participating Commitment after giving effect to this Amendment and (iv) the Servicer shall issue to each Participant a Participation Certificate (which shall be deemed to automatically replace any existing Participation Certificates) reflecting the relevant Participant’s revised Participating Commitment Amount.
7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Georgia and all applicable federal laws of the United States of America.
8. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Loan Facility Agreement or an accord and satisfaction in regard thereto.
9. Costs and Expenses. The Sponsor agrees to pay on demand all reasonable costs and expenses of the Servicer in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Servicer with respect thereto.
10. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
11. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.
12. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.
[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Sponsor and the Guarantors, by their respective authorized officers as of the day and year first above written.

SPONSOR: AARON’S, INC.
By:	/s/ Gilbert L. Danielson
Gilbert L. Danielson
Executive Vice President, Chief Financial Officer

GUARANTOR: AARON INVESTMENT COMPANY, as Guarantor
By:	/s/ Gilbert L. Danielson
	Name:	Gilbert L. Danielson
	Title:	Vice President and Treasurer
[SIGNATURE PAGE TO FIRST AMENDMENT TO
AMENDED AND RESTATED LOAN FACILITY AGREEEMENT]

PARTICIPANTS: SUNTRUST BANK
By:	/s/ Kelly Gunter
	Name:	Kelly Gunter
	Title:	Vice President
[SIGNATURE PAGE TO FIRST AMENDMENT TO
AMENDED AND RESTATED LOAN FACILITY AGREEEMENT]

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Martha M. Winters
	Name:	Martha M. Winters
	Title:	Director
[SIGNATURE PAGE TO FIRST AMENDMENT TO
AMENDED AND RESTATED LOAN FACILITY AGREEEMENT]

REGIONS BANK
By:	/s/ Stephen H. Lee
	Name:	Stephen H. Lee
	Title:	Senior Vice President
[SIGNATURE PAGE TO FIRST AMENDMENT TO
AMENDED AND RESTATED LOAN FACILITY AGREEEMENT]

BRANCH BANKING & TRUST CO.
By:	/s/ Paul E. McLaughlin
	Name:	Paul E. McLaughlin
	Title:	Senior Vice President
[SIGNATURE PAGE TO FIRST AMENDMENT TO
AMENDED AND RESTATED LOAN FACILITY AGREEEMENT]

BANK OF AMERICA, N.A.
By:	/s/ Van Brandenburg
	Name:	Van Brandenburg
	Title:	Vice President
[SIGNATURE PAGE TO FIRST AMENDMENT TO
AMENDED AND RESTATED LOAN FACILITY AGREEEMENT]

Schedule 1.1(a)
PRICING GRID

Level	Total Debt to EBITDA Ratio	Margin	Unused
I	< 1.50:1.00	2.25%	0.25%
II	≥ 1.50:1.00 but < 2.00:1.00	2.50%	0.375%
III	≥ 2.00:1.00 but < 2.50:1.00	2.75%	0.50%
IV	≥ 2.50:1.00	3.00%	0.50%

Schedule 1.1(b)
Participant Commitments

Participant	Participating Commitment Amount

SunTrust Bank	$40,000,000.00
Wachovia Bank, National Association	$30,000,000.00
Regions Bank	$40,000,000.00
Branch Banking & Trust Co.	$40,000,000.00
Bank of America, N.A.	$25,000,000.00

Total:	$175,000,000.00